EQUITRANS MIDSTREAM CORPORATION

2200 Energy Drive

Canonsburg, Pennsylvania 15317

(724) 271-7600

April 29, 2020

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-4628

Attn:	Timothy S. Levenberg
Special Counsel

Re:	Equitrans Midstream Corporation
Registration Statement on Form S-4
File No. 333-237486

Ladies and Gentlemen:

Equitrans Midstream Corporation (the “Registrant”) hereby requests, pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the acceleration of the effective date of the above-captioned Registration Statement to 2:00 P.M., Washington, D.C. time, on May 1, 2020 or as soon as practicable thereafter, unless the Registrant notifies you otherwise prior to such time.

Thank you for your assistance in this matter.

[Signature Page follows]

Very truly yours,

EQUITRANS MIDSTREAM CORPORATION

By:	/s/ Kirk R. Oliver
Kirk R. Oliver
Senior Vice President and Chief Financial Officer

Cc:	Stephen M. Moore, Senior Vice President and General Counsel, Equitrans Midstream Corporation

Ryan J. Maierson, Latham & Watkins LLP
Nick S. Dhesi, Latham & Watkins LLP